CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Indoor Harvest Corp. of our report dated March 5, 2014, relating to our audit of the financial statements which appear in the latest prospectus on from 424B2 filed November 7, 2014.

LL Bradford & Co., LLC
/S/ LL Bradford & Co., LLC
Sugar Land, Texas
January 21, 2015